JAMES STAFFORD

James Stafford Inc.

Chartered Accountants

Suite 350 – 1111 Melville Street,

Vancouver, British Columbia

Canada, V6E 3V6

Telephone +1 604 669-0711

Facsimile +1 604 669-0754

www.jamesstafford.ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report dated 21 March 2011 with respect to the balance sheets of Alberta Star Development Corp. (an Exploration Stage Company) (the “Company”) as of 30 November 2010 and 2009, the related statements of loss, comprehensive loss and deficit and cash flows for the period from 6 September 1996 (Date of Inception) to 30 November 2010 and for each of the years in the three-year period ended 30 November 2010 and the statement of changes in shareholders’ equity for each of the years in the three-year period ended 30 November 2010 in the Annual Report on Form 20-F/A of the Company.  Our report dated 21 March 2011 included additional comments for U.S. readers on Canada – U.S. Reporting Differences. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Vancouver, Canada

Chartered Accountants

20 May 2011